Exhibit 10.2

Execution Version

FOURTH AMENDED AND RESTATED MARGINING AGREEMENT

This FOURTH AMENDED AND RESTATED MARGINING AGREEMENT, dated as of July 24, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), between:

(a) ORCC II FINANCING LLC, a Delaware limited liability company (“ORCC II Financing” and the “Borrower”); and

(b) GOLDMAN SACHS BANK USA, as Administrative Agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”) and as Calculation Agent under the Credit Agreement (in such capacity, the “Calculation Agent”).

RECITALS

The Borrower, the Administrative Agent and the Calculation Agent entered into a Third Amended and Restated Margining Agreement dated as of April 29, 2019 (the “Existing Margining Agreement”). The parties hereto have agreed to amend and restate in its entirety the Existing Margining Agreement pursuant to the terms hereof.

Reference is made to the Fourth Amended and Restated Credit Agreement dated on or around the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower; the Lenders party thereto from time to time (the “Lenders”); Goldman Sachs Bank USA, as Sole Lead Arranger and Syndication Agent; the Administrative Agent; and State Street Bank and Trust Company, as Collateral Administrator, Collateral Agent and Collateral Custodian.

In consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, the Borrower has agreed to secure all of the Obligations under the Transaction Documents by (among other things) entering into this Agreement and performing its obligations hereunder, all on and subject to the terms and conditions set forth herein and in the other Transaction Documents.

Accordingly, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Administrative Agent agree as follows:

Section 1. Definitions.

Terms used herein and not otherwise defined have the meanings given to them in the Credit Agreement.

“Aggregate Deficiency” means, at any time, the sum of (a) Borrowing Base Deficiency (if any) at such time; (b) the WAPG Cure Amount (if any) at such time and (c) the Exposure Coverage Deficiency (if any) at such time; provided that if an amount of cash and the Borrowing Base Value of certain Collateral Obligations less than the sum of (a), (b) and (c) would be sufficient to eliminate any Borrowing Base Deficiency, cause the Weighted Average Price Gap to equal at least 20% as of such time and eliminate any Exposure Coverage Deficiency, then the Aggregate Deficiency shall be such lesser amount and/or such Collateral Obligations.

“Approval Cure Collateral Obligations” is defined in Section 2(a).

“Borrowing Base Deficiency” means, at any time, the excess (if any) of:

(a) the Loan Amount at such time; over

(b) the Borrowing Base at such time.

“Capital Call Confirmation Package” means, with respect to any Cash Payment Notice, the following documents, agreements and notices:

(a) a fully executed equity commitment letter, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the commitment of the Fund to contribute cash (or any other assets agreed to by the Administrative Agent) to the Borrower no later than the applicable Cash Payment Funding Deadline; and

(b) a written notice from the Fund containing representations by the Fund that (1) it has called capital from its limited partners in the aggregate amount specified therein, in each cash to be funded no later than the Cash Payment Funding Deadline; (2) it will, no later than the applicable Cash Payment Funding Deadline, fund directly into the Principal Collection Accounts such aggregate amount and (3) such draws and/or capital calls have been made in compliance with the Fund’s organizational documents.

“Cash Payment Funding Deadline” means, with respect to any Cash Payment Notice:

(a) if any such Cash Payment Notice is given to the Borrower at or before the Funding Notice Deadline on any Business Day, 6:00 p.m. (New York City time) on the second Business Day following such notice; and

(b) if any such Cash Payment Notice is given to the Borrower after the Funding Notice Deadline on any Business Day, 6:00 p.m. (New York City time) on the third Business Day following such notice.

provided, that in the event that prior to the applicable deadline set forth above, the Borrower delivers (x) a Capital Call Confirmation Package reasonably satisfactory to the Administrative Agent, then the Cash Payment Funding Deadline shall be extended to 6:00 p.m. (New York City time) thirteen (13) Business Days following the conclusion of the applicable deadline set forth above or (y) evidence reasonably satisfactory to the Administrative Agent that the Fund has requested a draw on a credit facility to satisfy such Cash Payment Notice, then the Cash Payment Funding Deadline shall be extended to 6:00 p.m. (New York City time) two (2) Business Days following the conclusion of the applicable deadline set forth above.

“Cash Payment Notice” is defined in Section 2(a)(1).

“Cash Payment Threshold” means $500,000.

“Covenant/Representation Breach” means a breach in a material respect of a covenant, representation or warranty relating to the financial performance of the related obligor, or a breach of a material operational covenant of the related obligor (except where such breach is cured within the shorter of five days from written notice to the related obligors or the grace period applicable thereto under the terms of the Collateral Obligation), as determined by the Administrative Agent.

“Cure Collateral Obligations” means any Pre-Approved Cure Collateral Obligations and any Approval Cure Collateral Obligations.

“Dispute” is defined in Section 2(c).

“Dispute Notice” is defined in Section 2(c).

“Disputed Collateral Obligation” is defined in Section 2(c)(1).

“Exposure Coverage Deficiency” means, as of any date of determination, the excess of (a) the Aggregate Exposure Amount over (b) the sum of (i) the amounts on deposit in the Future Funding Reserve Account plus (ii) the Exposure Loan Amount.

“Exposure Coverage Deficiency Notice” is defined in Section 2(a)(3).

“Financial Ratio Test Period” means, for each Collateral Obligation, the period in which such Collateral Obligation has been in the Underlying Portfolio.

“Funding Notice Deadline” means 10:00 a.m. (New York City time) on a Business Day.

“Pre-Approved Cure Collateral Obligation” means any Collateral Obligation at that any time of determination (i) is currently owned by the Borrower; (ii) has never been subject to any Value Adjustment Event and (iii) has been agreed to by the Borrower and the Administrative Agent to be a “Pre-Approved Cure Collateral Obligation” pursuant to Section 8.2(f) of the Credit Agreement within the past three (3) months up to the aggregate principal amount agreed by the Borrower and the Administrative Agent at the time the Borrower previously acquired such Collateral Obligation.

“Revalued Collateral Obligation” means a Collateral Obligation as to which a Value Adjustment Event has occurred following the date of Acquisition.

“Sponsor Deficit Calculation” is defined in Section 2(c)(2).

“Sponsor Valuation” is defined in Section 2(c)(1).

“Value Adjustment Event” means, with respect to a Collateral Obligation or its related obligor, as applicable, the occurrence of any of the following (with each of the financial ratios set forth in clauses (c), (d) and (e) below being referred to herein as a “Financial Ratio”):

(a) the occurrence of any Bankruptcy, any other event of default or analogous event (howsoever designated), any Monetary Default, any Other Material Default or any Covenant/Representation Breach, in each case with respect to such Collateral Obligation under the Underlying Instruments relating thereto;

(b) Market Value of such Collateral Obligation (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest) shall at any time be less than (i) if such Collateral Obligation is a First Lien Collateral Obligation, 80% of par and (ii) in all other cases, 85% of par; provided that if such Collateral Obligation is not a Syndicated First Lien Collateral Obligation, the Administrative Agent shall determine whether a Value Adjustment Event as set forth in this clause (b) has occurred in consultation with the Borrower;

(c) an increase in the ratio of Senior Debt or Total Debt, as applicable, to EBITDA of the related underlying obligors during the related Financial Ratio Test Period by not less than 1.0x or more;

(d) a percentage decline in LTM EBITDA of 15% or more;

(e) during the Financial Ratio Test Period, the Interest Coverage Ratio of the related underlying obligors deteriorates by 0.5x or more;

(f) a Specified Change Determination occurs with respect to such Collateral Obligation;

(g) unless subsequently cured, in respect of which the Borrower has failed to deliver to the Administrative Agent any documents, financial information, requests, communications or other information made available or received by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives) under the related Underlying Instruments at the times, in the manner and to the extent required under subparagraphs (4) or (5) set forth on Schedule A to the Credit Agreement, and in each case such failure continues beyond the relevant Specified Information Delivery Grace Period; or

(h) in respect of which there has occurred an Additional Value Adjustment Event with respect to such Collateral Obligation.

As used herein, “Senior Debt”, “Total Debt”, “EBITDA”, “LTM EBITDA”, “Interest Coverage Ratio” and “Revenue” have the meanings assigned in the related Underlying Instruments or, if not defined therein, as determined by the Calculation Agent.

For the avoidance of doubt, more than one Value Adjustment Event may occur with respect to any Collateral Obligation.

“WAPG Cure Amount” means, at any time, the minimum amount of cash (or Collateral Obligations) which, if deposited into the Principal Collection Accounts (or Acquired by the Borrower, as applicable), would cause the Weighted Average Price Gap to equal at least 20% as of such time.

“WAPG Deficiency” means, at any time, the fact that the Weighted Average Price Gap is less than 20% as of such time.

“Weighted Average Price Gap” means, at any time, the percentage determined by the Administrative Agent equal to (x) the weighted average of the Asset Current Price of the Collateral Obligations (with respect to each Collateral Obligation, expressed as a percentage of principal or face amount, at such time) minus (y) (i) the Loan Amount (less any cash on deposit in the Principal Collection Accounts) divided by (ii) the Dollar Equivalent of the aggregate outstanding principal or face amount of the Collateral Obligations.

For the avoidance of doubt, more than one Value Adjustment Event may occur with respect to any Collateral Obligation.

Section 2. Margining.

(a) Demands.

(1) If at any time a WAPG Deficiency exists, and the Aggregate Deficiency is equal to or greater than the applicable Cash Payment Threshold, then the Administrative Agent may by notice (a “Cash Payment Notice”) to the Borrower (with a copy to the Collateral Agent) require the Borrower to (x) deposit in the Principal Collection Account of ORCC II Financing cash in U.S. Dollars or (y) repay outstanding Loans in accordance with the Credit Agreement, in each case such that the Aggregate Deficiency will thereupon be zero.

(2) If at any time a Borrowing Base Deficiency exists, and the Aggregate Deficiency is equal to or greater than the applicable Cash Payment Threshold, then the Administrative Agent may by a Cash Payment Notice to the Borrower (with a copy to the Collateral Agent) require the Borrower to (x) deposit in the Principal Collection Account of ORCC II Financing cash in U.S. Dollars, (y) obtain additional amounts of Collateral Obligations (including via participation pursuant to the Sale Agreements) in compliance with the terms and conditions set forth in the Credit Agreement, including Section 8 thereof, or (z) repay outstanding Loans in accordance with the Credit Agreement, in each case such that the Aggregate Deficiency will thereupon be zero.

(3) If at any time an Exposure Coverage Deficiency exists, and the Aggregate Deficiency is equal to or greater than the applicable Cash Payment Threshold, then the Administrative Agent may by notice (a “Exposure Coverage Deficiency Notice”) to the Borrower (with a copy to the Collateral Agent) require the Borrower to deposit in the Future Funding Reserve Account cash in U.S. Dollars in such amount that the Aggregate Deficiency will thereupon be zero.

If any Cash Payment Notice is given to the Borrower and a cash payment is required in accordance with clauses (a)(1) or (a)(2) above, the Borrower shall (x) to the extent the Borrower has sufficient cash on hand, no later than the applicable Cash Payment Funding Deadlines (i) deposit cash in U.S. Dollars in the Principal Collection Accounts or (ii) repay outstanding principal of the Loans or (y) otherwise, in the case of clause (a)(2) above only, Acquire (1) Pre-Approved Cure Collateral Obligations or (2) additional Collateral Obligations that are not Revalued Collateral Obligations (unless the Value Adjustment Event with respect thereto is no longer continuing) (such Collateral Obligations, the “Approval Cure Collateral Obligations”), in each case in compliance with the terms and conditions set forth above and in the Credit Agreement, including Section 8 thereof.

If any Exposure Coverage Deficiency Notice is given to the Borrower in accordance with clause (a)(3) above, the Borrower shall no later than the applicable Cash Payment Funding Deadline deposit cash in U.S. Dollars in the Future Funding Reserve Account as required by such Exposure Coverage Deficiency Notice.

The Calculation Agent shall use commercially reasonable efforts to provide daily notice to the Borrower of the Asset Current Price of each Collateral Obligation and the Weighted Average Price Gap; provided that, the Calculation Agent has used such commercially reasonable efforts, the failure to provide such notice shall not constitute a breach or default by the Calculation Agent or any Lender under the Credit Agreement or any other Transaction Document.

(b) [Reserved].

(c) Dispute Resolution, Etc. (i) If the Borrower in good faith and in writing (a “Dispute Notice”):

(1) disputes the Asset Current Price or the Assigned Price of one or more Collateral Obligations as determined by the Calculation Agent as of any Business Day (each, a “Disputed Collateral Obligation”), and sets forth in such Dispute Notice a higher valuation proposed by the Sponsor in respect of such Disputed Collateral Obligation (the related “Sponsor Valuation”), and the related difference in Aggregate Deficiency that would result from the disputed prices exceeds U.S.$3,000,000; or

(2) disputes the calculation of a Borrowing Base Deficiency, Exposure Coverage Deficiency or WAPG Cure Amount, and sets forth in such Dispute Notice the calculation proposed by the Sponsor in respect thereof (the related “Sponsor Deficit Calculation”), and the total of all Sponsor Deficit Calculations in dispute exceeds U.S.$3,000,000, then for so long as such dispute (each a “Dispute”) is continuing (and provided that no Event of Default, Monetary Default or Other Material Default with respect to the Borrower occurs or is then continuing), upon the request of the Borrower, the Calculation Agent and the Borrower will work together in good faith to resolve such Dispute.

(ii) Subject to clause (iii), while such Dispute with respect to an Asset Current Price is pending, such Asset Current Price shall be the Asset Current Price as determined by the Calculation Agent.

(iii) If during the pendency of a Dispute the Borrower provides the Calculation Agent with a Firm Bid for such Disputed Collateral Obligation from one or more unaffiliated third parties, then for so long as such Firm Bid is actionable (by the Borrower, with respect to the portion thereof constituting a cash bid for the purchase of such Disputed Collateral Obligation, and by the Calculation Agent, with respect to the portion thereof constituting a synthetic bid to provide credit protection for such Disputed Collateral Obligation), then the Asset Current Price for such Collateral Obligation shall be the price (expressed as a percentage of par but excluding any accrued interest) set forth in such Firm Bid (and, in connection therewith, any calculation of the Aggregate Deficiency shall be revised to reflect such Firm Bid). The Borrower shall notify the Calculation Agent of each attempt by them to obtain a Firm Bid.

(iv) Nothing in this Section shall relieve the Borrower of its obligations to comply with its obligations under Section 2(a) of this Agreement based upon (x) the Asset Current Prices applicable from time to time as provided above in this Section 2(c) and (y) all other determinations made by the Calculation Agent hereunder and under any of the other Transaction Documents.

(v) The Administrative Agent (for itself and on behalf of the Lenders) agrees that, if:

(x) any Dispute continues unresolved for more than seven Business Days; and

(y) the Borrower transfers and removes the relevant Disputed Collateral Obligation from the Underlying Portfolio in accordance with the terms and conditions set forth herein and in the other Transaction Documents (and, if (I) any consent of the Administrative Agent or one or more Lenders is required for such removal or transfer and (II) the Services Provider requests the Administrative Agent or the Lenders to consent to the transfer and removal of such Disputed Collateral Obligation from the Underlying Portfolio pursuant to the terms and conditions set forth in Section 8 of the Credit Agreement, then the Administrative Agent shall (on behalf of the Lenders) give its consent to such transfer and removal), then the transfer and removal of such Disputed Collateral Obligation pursuant to clause (y) shall be deemed to resolve such Dispute for purposes hereof as of the date on which the Administrative Agent gives such consent.

Section 3. Miscellaneous.

(a) Credit Agreement. Sections 11.5, 11.6, 11.13, 11.14, 11.15, 11.16, 11.18 of the Credit Agreement are hereby incorporated to this Agreement mutatis mutandis.

(b) Direction to Collateral Agent. The Borrower and the Administrative Agent hereby direct the Collateral Agent to acknowledge this Agreement and the terms hereof; and the Borrower and the Administrative Agent hereby acknowledge and agree that the exculpatory, indemnification and other provisions of Section 10 of the Credit Agreement shall apply to the Collateral Agent with respect to its acknowledgment of this Agreement and the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ORCC II FINANCING LLC, as Borrower

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: President

[Signature Page to Fourth Amended and Restated Margining Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent and Calculation Agent

By:	/s/ Ted Moscoso
Name: Ted Moscoso
Title: Managing Director

[Signature Page to Fourth Amended and Restated Margining Agreement]

ACKNOWLEDGED:

STATE STREET BANK AND TRUST COMPANY, as Collateral Agent

By:	/s/ Scott Berry
Name: Scott Berry
Title: Vice President

[Signature Page to Fourth Amended and Restated Margining Agreement]